Exhibit 99.1

201 Mittel Dr.
Wood Dale, IL 60191
www.psiengines.com

Power Solutions International Announces
Exercise of Warrants by Weichai

Weichai Increases PSI Ownership to 51 Percent

WOOD DALE, Ill., April 26, 2019 -- Power Solutions International, Inc. (“the Company” or “PSI”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emissions-certified, alternative-fuel power systems, announced that on April 23, 2019, pursuant to its warrant agreement, Weichai America (“Weichai”) exercised its right to purchase 4,049,759 shares of PSI common stock, increasing Weichai’s ownership to 11,749,759 shares, or 51 percent, of PSI’s fully diluted shares. The gross estimated proceeds to PSI are expected to be $1.6 million, as calculated in accordance with the terms of the Amended Warrant agreement filed with the United States Securities and Exchange Commission on Form 8-K on October 3, 2018. As previously disclosed, a stock purchase warrant was issued to Weichai in conjunction with its purchase of PSI’s common and preferred stock in March 2017 for aggregate proceeds of $60 million to the Company. In connection with Weichai’s ownership increasing to 51 percent of PSI’s fully diluted shares, it has the ability to nominate directors such that its designees represent the majority of the Company’s Board of Directors. Weichai has advised that it has started the process to identify a designee and will communicate with the Board’s nominating and governance committee once the designee is identified.
Shaojun Sun, Chairman of the Board of PSI and Director of Weichai Group Holdings Limited, commented, “Our decision to increase our ownership in PSI reflects the success of our partnership and our confidence in the business going forward. Since entering the investment and collaboration agreement with PSI, we’ve made numerous strides together, including the development and launch of 32L and 40L gas engines. We will continue to work closely with PSI’s management team to develop and introduce additional products to the market, expand PSI’s presence overseas and identify opportunities to generate shareholder value.”
John Miller, CEO of PSI, commented, “We have an outstanding working relationship with Weichai and appreciate the support that we’ve received from them. We look forward to further collaboration as we expand our Company’s range of products.”
The Company is in the final phase of completing the restatements and its delinquent reports for the 2014, 2015, 2016 and 2017 periods and currently expects to file an Annual Report on Form 10-K for those annual periods in the near future.
About Power Solutions International, Inc.
Power Solutions International, Inc. (PSI or the Company) is a leader in the design, engineering and manufacture of emissions-certified, alternative-fuel power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers in the industrial and on-road markets. The Company's unique in-house design, prototyping, engineering and testing capacities allow PSI to customize clean, high-performance engines that run on a wide variety of fuels, including natural gas, propane, biogas, gasoline and diesel.
PSI develops and delivers powertrains purpose built for the Class 3 through Class 7 medium duty trucks and buses for the North American and Asian markets, which includes work trucks, school and transit buses, terminal tractors, and various other vocational vehicles.  In addition, PSI develops and delivers complete industrial power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, distributed generation, demand response, and co-generation power (CHP) applications; and mobile industrial applications that include forklifts, aerial lifts, industrial sweepers, aircraft ground support, arbor, agricultural and construction equipment. For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities.  These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify these forward-looking statements by using words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would,” or similar expressions, but these words are not the exclusive means for identifying such statements. These forward-looking statements include statements regarding the Company’s business strategies and market opportunities, improvements in business, and timing of financial statement filings. These statements are subject to a number of risks, uncertainties, and assumptions that may cause actual results, performance or achievements to be materially different from those expressed in, or implied by, such statements.
The Company cautions that a number of risks, uncertainties and other factors could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation: management’s ability to successfully implement the Audit Committee’s remedial recommendations; the time and effort required to complete its delinquent financial statements and prepare the related Form 10-K and Form 10-Q filings, particularly within the current anticipated timeline; the timing of completion of necessary interim reviews and audits by the Company’s independent registered public accounting firm; the timing of completion of steps to address, and the inability to address and remedy, material weaknesses; the identification of additional material weaknesses or significant deficiencies; variances in non-recurring expenses; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the financial reporting and internal control matters and related class action litigation; the ability of the Company to accurately budget for and forecast sales, and the extent to which sales result in recorded revenues; the impact of the previously disclosed investigation initiated by the SEC and any related or additional governmental investigative or enforcement proceedings; any delays and challenges in recruiting key employees consistent with the Company’s plans; any negative impacts from delisting of the Company's Common Stock from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC.
The Company's forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Power Solutions International, Inc.
Philip Kranz
Director of Investor Relations
+1 (630) 451-5402
Philip.Kranz@psiengines.com